Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements (the "Unaudited Pro Forma Statements") give effect to the proposed Arrangement, as defined below and discussed in the notes to unaudited pro forma condensed combined financial statements, under the purchase method of accounting. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Arrangement as if it had occurred on June 30, 2005. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2005 and for the year ended December 31, 2004 give effect to the Arrangement as if it was completed January 1, 2004.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of Kinder Morgan, Inc. would have been if the Arrangement had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of Kinder Morgan, Inc. for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the Arrangement or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The Unaudited Pro Forma Statements should be read in conjunction with the Terasen Supplemental Information (the "Supplemental Information"), filed as Exhibit 99.3 to Kinder Morgan, Inc.'s Current Report on Form 8-K dated September 23, 2005 (the "Form 8-K"), the historical annual and interim consolidated financial statements and the related notes of Terasen Inc., filed as Exhibits 99.1 and 99.2 to the Form 8-K, and the historical annual and interim consolidated financial statements and the related notes of Kinder Morgan, Inc. filed with the Securities and Exchange Commission.

GLOSSARY OF TERMS

Unless the context otherwise requires, when used in the Unaudited Pro Forma Statements the following terms shall have the meanings set forth below.

"Arrangement" means the proposed arrangement under section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations made in accordance with Section 7.1 of the Combination Agreement or Article 6 of the Plan of Arrangement, or made at the direction of the Court in the Final Order;

"BCBCA" means the Business Corporations Act (British Columbia) as now in effect and as may be amended from time to time prior to the Effective Date and includes, where applicable, the Company Act (British Columbia) prior to the enactment of the BCBCA;

"BCUC" means the British Columbia Utilities Commission;

"Combination Agreement" means the agreement dated as of August 1, 2005 between Kinder, Subco and Terasen, as amended, supplemented and/or restated prior to the Effective Date, providing for, among other things, the Arrangement;

"Court" means the Supreme Court of British Columbia;

"Effective Date" means the date upon which all of the conditions to completion of the Arrangement set out in the Combination Agreement have been satisfied or waived and all documents required to be delivered by Terasen to Kinder and by Kinder to Terasen have been delivered to the satisfaction of the recipient, acting reasonably;

"Final Order" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

"Kinder" means Kinder Morgan, Inc., a Kansas corporation;

"Kinder Common Shares" means the shares of common stock in the capital of Kinder;

"Plan of Arrangement" means the plan of arrangement under section 288 of the BCBCA, as amended or varied in accordance with its terms or the terms of the Combination Agreement or at the direction of the Court in the Final Order;

"Share Option Plan" means the option plan of Terasen pursuant to which the Terasen Options have been issued;

"Subco" means 0731297 B.C. Ltd., a wholly-owned subsidiary of Kinder;

"Terasen" means Terasen Inc., a corporation existing under the laws of British Columbia;

"Terasen Common Shares" means the issued and outstanding common shares in the capital of Terasen;

"Terasen Options" means the Terasen Common Share purchase options granted under the Share Option Plan; and

"Terasen Shareholder" means a holder of Terasen Common Shares.

KINDER MORGAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(In US$ millions, except shares and per share information)

	Historical
	Kinder	Terasen (U.S. GAAP)	Pro Forma Adjustments		Pro Forma Combined
Operating revenues	$1,164.9	$1,446.0	$-		$2,610.9
Operating costs and expenses:
Gas purchases and other costs of sales	349.6	775.5	-		1,125.1
Other operating expenses	417.4	385.0	1.6	(o)	804.0
Total operating costs and expenses	767.0	1,160.5	1.6		1,929.1
Operating income	397.9	285.5	(1.6)		681.8
Other income and (expenses):
Equity in earnings of Kinder Morgan Energy Partners, L.P.	558.1	-	-		558.1
Equity in earnings of other equity investments	10.2	22.9	-		33.1
Interest expense, net	(155.1)	(137.9)	(107.7	)(p)	(393.0)
			7.7	(q)
Other, net	(55.9)	-	-		(55.9)
Total other income and (expenses):	357.3	(115.0)	(100.0)		142.3
Income from continuing operations before income taxes	755.2	170.5	(101.6)		824.1
Income taxes	226.7	50.1	(74.6	)(r)	202.2
Income from continuing operations	$528.5	$120.4	$(27.0)		$621.9

Basic earnings per common share from continuing operations	$4.27				$4.57

Number of shares used in computing basic earnings per common share (thousands)	123,778		12,425	(a)	136,203

Diluted earnings per common share from continuing operations	$4.23				$4.53

Number of shares used in computing diluted earnings per common share (thousands)	124,938		12,425	(a)	137,363

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

KINDER MORGAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2005

(In US$ millions, except shares and per share information)

	Historical
	Kinder	Terasen (U.S. GAAP)	Pro Forma Adjustments		Pro Forma Combined
Operating revenues	$630.3	$846.8	$-		$1,477.1

Operating costs and expenses:
Gas purchases and other costs of sales	212.2	481.7	-		693.9
Other operating expenses	198.4	204.8	0.8	(o)	404.0

Total operating costs and expenses	410.6	686.5	0.8		1,097.9

Operating income	219.7	160.3	(0.8)		379.2

Other income and (expenses):
Equity in earnings of Kinder Morgan Energy Partners, L.P.	311.2	-	-		311.2
Equity in earnings of other equity investments	6.6	12.7	-		19.3
Interest expense, net	(85.3)	(68.7)	(53.8	)(p)	(204.3)
			3.5	(q)
Other, net	(2.0)	-	-		(2.0)

Total other income and (expenses):	230.5	(56.0)	(50.3)		124.2

Income from continuing operations before income taxes	450.2	104.3	(51.1)		503.4
Income taxes	183.5	27.3	(37.4	)(r)	173.4
Income from continuing operations	$266.7	$77.0	$(13.7)		$330.0

Basic earnings per common share from continuing operations	$2.17				$2.44

Number of shares used in computing basic earnings per common share (thousands)	122,605		12,425	(a)	135,030

Diluted earnings per common share from continuing operations	$2.15				$2.42

Number of shares used in computing diluted earnings per common share (thousands)	123,755		12,425	(a)	136,180

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

KINDER MORGAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2005

(In US$ millions)

	Historical
	Kinder	Terasen (U.S. GAAP)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets	$391.5	$528.5	$3.4	(g)	$923.4
Goodwill	914.4	78.3	2,054.1	(b)	2,968.5
			(78.3	)(b)
Investment in Kinder Morgan Energy Partners, L.P.	2,136.8	-	-		2,136.8
Other investments	178.7	326.9	-		505.6
Property, plant and equipment, net	5,828.7	3,235.8	49.1	(h)	9,113.6
Deferred charges and other assets	449.5	571.0	14.2	(i)	1,041.4
			6.7	(n)
Total assets	$9,899.6	$4,740.5	$2,049.2		$16,689.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$435.4	$1,187.1	$(1.2	)(j)	$1,658.3
			9.8	(k)
			13.0	(l)
			14.2	(i)
Deferred income taxes	2,520.8	490.2	2.7	(m)	3,013.7
Other liabilities and deferred credits	140.3	221.8	13.4	(n)	375.5
Long-term debt	2,911.3	1,637.4	2,024.7	(c)	6,608.0
			34.6	(d)
Minority interests in equity of subsidiaries	1,136.4	-	-		1,136.4
Stockholders' equity	2,755.4	1,204.0	(1,204.0	)(e)	3,897.4
			1,142.0	(f)
Total liabilities and stockholders' equity	$9,899.6	$4,740.5	$2,049.2		$16,689.3

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.

Basis of Presentation

The unaudited pro forma condensed combined financial statements (the "Unaudited Pro Forma Statements") give effect to the proposed Arrangement under the purchase method of accounting. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Arrangement as if it had occurred on June 30, 2005. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2005 and for the year ended December 31, 2004 give effect to the Arrangement as if it had occurred on January 1, 2004. These Unaudited Pro Forma Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), in U.S. dollars. The historical income statements on which the Unaudited Pro Forma Statements are based report only the income of Kinder and Terasen attributed to continuing operations.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of Kinder would have been if the Arrangement had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of Kinder for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the Arrangement or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The Unaudited Pro Forma Statements should be read in conjunction with the historical annual and interim consolidated financial statements and the related notes of Kinder filed with the Securities and Exchange Commission and the historical annual and interim consolidated financial statements and the related notes of Terasen filed as Exhibit 99.1 and 99.2 to the Form 8-K. The historical consolidated financial statements of Kinder have been prepared in accordance with U.S. GAAP (in U.S. dollars). The historical consolidated financial statements of Terasen have been prepared in accordance with generally accepted accounting principles in Canada (in Canadian dollars) and have been reconciled to U.S. GAAP (converted to U.S. dollars) as presented in the Supplemental Information.

2.

Acquisition

(a)

Kinder is acquiring Terasen through its wholly-owned subsidiary, Subco. The Arrangement will be implemented by way of a court-approved plan of arrangement under the BCBCA pursuant to the terms of the Combination Agreement. The Combination Agreement provides for the combination of Kinder and Terasen pursuant to an Arrangement in which a Terasen Shareholder shall be entitled to receive at the Effective Time, subject to certain proration provisions, as consideration for each Terasen Common Share held (i) Cdn$35.75 in cash, or (ii) 0.3331 of a Kinder Common Share, or (iii) Cdn$23.25 in cash and 0.1165 of a Kinder Common Share (the "Mixed Consideration"). Terasen Shareholders may elect the form of consideration they will receive, subject to the proration provisions that will result in approximately 65% of the total consideration being paid in cash and approximately 35% being paid in Kinder Common Shares. In addition, pursuant to the Arrangement, at the Effective Time, each Terasen Option will be transferred to Subco in exchange for an amount equal to the greater of (i) Cdn$0.01 or (ii) the amount, if any, by which Cdn$35.75 exceeds the exercise price of such Terasen Option.

The Unaudited Pro Forma Statements have been prepared based on the Mixed Consideration and reflect the assumed issuance of a total of 12,425,346 Kinder Common Shares and the payment of approximately US$2.02 billion (Cdn$2.48 billion) in cash in exchange for all of the outstanding Terasen Common Shares and Terasen Options. Although the Terasen Shareholders may elect the form of consideration they will receive, after considering the proration provisions described above, the effect to the Unaudited Pro Forma Statements will not be material. The actual number of Kinder Common Shares to be issued and cash paid will depend on the actual number of outstanding Terasen Common Shares and Terasen Options at the Effective Time.

The total purchase price of US$3,179.7 million was calculated as follows:

Total Kinder Common Shares issued(1)	12,425,346
Average market price of a Kinder Common Share — US$(2)	$91.91

Total market value of Kinder Common Shares issued — US$ millions	$1,142.0

Total cash paid for Terasen Common Shares and Options — Cdn$ millions(3)	$2,481.0
Exchange rate(4)	0.8161

Total cash paid for Terasen Common Shares and Options — US$ millions	$2,024.7

Estimated transaction expenses — US$ millions	$13.0

Estimated purchase price in US$ millions (excluding debt assumed)	$3,179.7

___________
(1)	Terasen Common Shares outstanding at June 30, 2005	105,530,676
	Exchange rate for Kinder Common Shares	0.1165

	Kinder Common Shares issued for outstanding Terasen Common Shares	12,294,324

	Terasen Options outstanding at June 30, 2005	3,084,090
	Weighted-average exercise price — Cdn$	$22.08
	Exchange price — Cdn$	$35.75
	Excess of exchange price over weighted-average exercise price — Cdn$	$13.67
	Total amount of excess — Cdn$	$42,159,510
	Percent to be paid in Cash	65%
	Percent to be paid in Kinder Common Shares	35%
	Amount to be paid in Cash — Cdn$	$27,403,681
	Amount to be paid in Kinder Common Shares — Cdn$	$14,755,829
	Amount to be paid in Kinder Common Shares — US$(4)	$12,042,232

	Kinder Common Shares issued for outstanding Terasen Options(2)	131,022

	Total Kinder Common Shares issued	12,425,346

(2)	Average closing price of Kinder Common Shares for two trading days prior and two trading days subsequent to the August 1, 2005 announcement of the Arrangement.

(3)	Terasen Common Shares outstanding at June 30, 2005	105,530,676
	Cash paid per share — Cdn$	$23.25

	Cash paid for Terasen Common Shares — Cdn$ millions	$2,453.6
	Cash paid for Terasen Options — Cdn$ millions, per(1) above	$27.4

	Total cash paid for Terasen Common Shares and Options — Cdn$ millions	$2,481.0

(4)	Bank of Canada closing spot rate on June 30, 2005, expressed as U.S. dollars per Canadian dollar exchanged.

(b)

Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the transaction, over the preliminary estimated fair value of net assets acquired is classified as goodwill on the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet. Such goodwill is not amortized but evaluated for impairment on, at least, an annual basis. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on preliminary management estimates and are subject to final valuation adjustments which may cause some of the amounts recorded as goodwill to be different from those shown on the Unaudited Pro Forma Condensed Combined Balance Sheet. Kinder intends to undertake a third-party valuation to determine the allocation of the total purchase price to the various assets acquired and liabilities assumed. The pro forma adjustment of US$78.3 million to goodwill represents the elimination of the historical goodwill balance of Terasen.

The preliminary allocation of the purchase price is as follows (US$ millions):

Current assets	$531.9
Goodwill	2,054.1
Investments	326.9
Property, plant and equipment, net	3,284.9
Deferred charges and other assets	577.7
Current liabilities	(1,195.7)
Deferred income taxes	(492.9)
Other deferred credits	(235.2)
Long-term debt	(1,672.0)

Total	$3,179.7

Upon finalization of the third party valuation, additional adjustments may be necessary to certain accounts, primarily property, plant and equipment and equity method investments. Any additional adjustment would depend upon, among other things, the extent to which the acquisition adjustments related to regulated operations are allowable for rate-making purposes. Management estimates that for every US$120 million of the purchase price that is allocated to property, plant and equipment, assuming a 30-year remaining life of the depreciable assets, annual depreciation expense will increase by approximately US$4 million and net income would decrease by US$2.6 million. Further, allocations of the excess purchase price to property, plant and equipment would result in additional deferred tax liabilities. Management estimates that for every US$30 million of the purchase price that is allocated to investments, and the allocation relates to the underlying depreciable assets of the equity-method investees, assuming a 30-year remaining life, the effect on equity in earnings of other equity investments would be US$0.7 million, net of taxes.

During July 2005, Terasen experienced a crude oil release in Sumas, Washington, the remediation of which is expected to cost US$1.6 million, of which US$0.7 million is estimated to be recoverable from insurance. These estimated costs, as well as other small environmental liabilities, have not been reflected in the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet. As management completes its review of environmental liabilities these estimates are subject to change.

(c)

Issuance of incremental long-term debt to fund the cash portion of the purchase price, see Note (a). It is anticipated that additional fixed-rate long-term debt will be issued for the entire amount and a portion will be swapped to floating-rate interest in order to attain a 50% fixed/50% floating debt ratio. A bridge facility may be used prior to the issuance of the long-term debt.

(d)

To adjust the US$1,637.4 million carrying value of Terasen long-term debt securities to reflect market value of US$1,672.0 million. Adjustments were made to the carrying value of Terasen Inc. and Terasen Pipelines (Trans Mountain) Inc. debt securities, which have maturity dates ranging from 2006 to 2014. No adjustment was made to the carrying value of Terasen Gas Inc. debt securities due to the rate-regulated nature of Terasen Gas Inc.'s business in which recovery in rates of the costs related to these debt securities is subject to the regulation of the BCUC.

(e)

Elimination of the historical stockholders' equity balances of Terasen.

(f)

Market value of Kinder Common Shares issued, see Note (a).

(g)

Current deferred income tax asset, recorded in conjunction with the pro forma adjustment for estimated severance costs, see Note (k), using an income tax rate of 34.5%.

(h)

Preliminary fair value adjustment for property, plant and equipment based on management's best estimate of expected future cash flows from certain Terasen pipeline systems. No adjustment was made to the carrying value of Terasen Inc.'s natural gas distribution companies' property, plant and equipment which approximates US$2.3 billion as of June 30, 2005, due to the rate-regulated nature of the businesses which are subject to the regulation of the BCUC.

(i)

Debt issuance costs related to the incremental debt issued to fund the cash portion of the purchase price, see Note (c).

(j)

Current income tax benefit related to merger transaction expenses, see Note (l).

(k)

Estimated known severance costs related to involuntary employee termination costs based on a preliminary plan identifying certain employees that will be involuntarily terminated. The assessment of this plan will be completed as soon as possible after the consummation date of the acquisition and such actions will be finalized within a reasonable period of time upon finalization of the plan. Additional severance costs are likely, however, the amount of these costs is not known.

(l)

Estimated merger transaction costs, primarily related to investment banker and legal fees, see Note (a). Estimated merger transaction costs of approximately US$16 million (Cdn$20 million) to be incurred by Terasen have not been reflected in these Unaudited Pro Forma Statements.

(m)

The pro forma balance sheet adjustment to deferred income taxes of US$2.7 million results from the tax effects of the pro forma adjustments described herein to the long-term assets acquired and liabilities assumed, using an income tax rate of 34.5%.

(n)

Represents an adjustment to reflect a liability for the excess of the projected benefit obligation related to pension plans and of the accumulated postretirement benefit obligation for postretirement benefits other than pensions over the fair value of the respective plan assets. An asset has been recorded for certain pension plans where the fair value of plan assets is in excess of the related projected benefit obligation.

(o)

Amortization of the preliminary fair value adjustment for property, plant and equipment, see Note (h), amortized over a period of 30 years, the estimated remaining useful life of the assets.

(p)

Incremental interest expense calculated on the anticipated funding of the cash portion of the purchase price, including amortization of debt issuance costs, see Note (a). For purposes of these Unaudited Pro Forma Statements, it was assumed that the cash portion of the purchase price would be financed through the issuance of incremental debt, assuming a variety of maturities at current market rates and spreads with a portion swapped to floating with an average annual interest cost of 5.25%, see Note (c). A change of 0.125% in the effective interest rate on the incremental debt would cause a change in annual interest expense of US$0.7 million, net of income tax. For these Unaudited Pro Forma Statements, we have assumed a ten-year period for this incremental debt for the purpose of amortizing the estimated debt issuance cost using the straight-line method which approximates the effective interest method.

(q)

Amortization of the adjustment to the fair value of Terasen debt securities calculated using the effective interest method, see Note (d).

(r)

Pro forma adjustment to income tax expense, calculated utilizing estimated income tax rates of 34.5% for Canada and 37.2% for the U.S.